Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-16059, No. 33-12755, No. 33-55614, No. 33-80504, No. 333-00327 and No. 333-44180 of Sharper Image Corporation on Form S-8 of (i) our report dated May 3, 2005, relating to the financial statements of Sharper Image Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note B), (ii) our report dated May 3, 2005 on the financial statement schedule included in Item 15 and (iii) our report dated May 3, 2005 on internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of Sharper Image Corporation for the year ended January 31, 2005.

/s/ Deloitte & Touche LLP
San Francisco, California
May 3, 2005